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                                                                     EXHIBIT 5.1


March 20, 2002

Trinity Industries, Inc.
2525 Stemmons Freeway
Dallas, Texas 75207

Re: Registration Statement on Form S-3 of up to 1,500,000 Shares of Common Stock of Trinity Industries, Inc.

Ladies and Gentlemen:

         We have acted as counsel to Trinity Industries, Inc., a Delaware corporation (the "Company") in connection with the preparation of the Company's registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") filed by the Company with the Securities and Exchange Commission (the "Commission") on the date hereof. The Registration Statement relates to the registration under the Securities Act of up to 1,500,000 shares of the Company's common stock, par value $1.00 per share (the "Common Stock"), issued by the Company. Of these shares, 620,000 shares of Common Stock (the "Acqua I Shares") were issued pursuant to that certain Purchase Agreement (the "Acqua I Purchase Agreement") dated as of March 6, 2002, by and between the Company and Acqua Wellington Private Placement Fund, Ltd. ("Acqua I"), and 880,000 shares of Common Stock (the "Acqua II Shares," and together with the Acqua I Shares, the "Shares") were issued pursuant to that certain Purchase Agreement (the "Acqua II Purchase Agreement," and together with the Acqua I Purchase Agreement, the "Purchase Agreements") dated as of March 6, 2002, by and between the Company and Acqua Wellington Opportunity I Limited ("Acqua II").

         We have examined originals or photostatic or certified copies of certain of the records and documents of the Company, copies of public documents, certificates of officers of the Company, and such other agreements, instruments and documents as we have deemed necessary in connection with the opinion hereinafter expressed. As to various questions of fact material to the opinion expressed below, we have relied in part, and to the extent we deem necessary, on the representations and warranties of the Company as contained in the Purchase Agreements, on the information of the Company contained in the schedules and exhibits to the Purchase Agreements, and on certifications by officers or other representatives of the Company, without independent check or verification of their accuracy.

         Based on our examination described above, subject to the assumptions and limitations stated herein, and relying on the statements of fact contained in the documents that we have examined, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and non-assessable.



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         The opinion expressed herein is limited to the federal laws of the
United States of America, and, to the extent relevant to the opinion expressed herein, the General Corporation Law of the State of Delaware (the "DGCL") and applicable provisions of the Delaware Constitution, in each case as currently in effect, and judicial decisions reported as of the date hereof and interpreting the DGCL and such provisions of the Delaware Constitution.

         You have informed us that Acqua I and Acqua II may sell their respective shares of Common Stock from time to time on a delayed basis. This opinion is limited to the laws referred to above as in effect on the date hereof as to all facts as they presently exist.

         We hereby consent to the filing of this opinion with the Commission as
Exhibit 5.1 to the Registration Statement. We further consent to the reference to our firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we are not admitting that we are within the category of persons whose consent is required under
Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Haynes and Boone, LLP

HAYNES AND BOONE, LLP